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                                                Filed Pursuant to Rule 424(b)(3)
                                            Registration Statement No. 333-60355
                                                        Prospectus Supplement To
                                      Prospectus Supplement dated March 31, 1999
                                              To Prospectus dated March 26, 1999


PROSPECTUS SUPPLEMENT
(TO PROSPECTUS SUPPLEMENT DATED MARCH 31, 1999
TO PROSPECTUS DATED MARCH 26, 1999)


                             AIMCO PROPERTIES, L.P.



         In connection with the exchange offer for Northbrook Apartments, Ltd. described in the Prospectus Supplement and Prospectus referred to above, we can now offer to acquire your units for $26,952 in cash, 716.25 of our Partnership Common Units, 1,078.25 of our Class Two Partnership Preferred Units, or any combination thereof. Previously we could offer you only the cash consideration, but not our Partnership Common Units or Class Two Partnership Preferred Units because the securities administrator in Michigan had not yet approved our offering of such securities in your state. We have now received such approval and can now offer you a choice of consideration. THEREFORE, AT THIS TIME, YOU CAN ELECT TO RECEIVE IN EXCHANGE FOR EACH UNIT IN YOUR PARTNERSHIP, $26,952 IN CASH, 716.25 OF OUR PARTNERSHIP COMMON UNITS, 1,078.25 OF OUR CLASS TWO PARTNERSHIP PREFERRED UNITS, OR ANY COMBINATION THEREOF.

         IF YOU ACCEPT OUR OFFER, PLEASE INDICATE ON THE ENCLOSED LETTER OF TRANSMITTAL WHICH CONSIDERATION YOU ELECT. If you have already sent a Letter of Transmittal and want to accept a consideration other than cash, you must complete a new Letter of Transmittal with a later date. If you have any questions regarding the Letter of Transmittal, please contact the Information Agent, River Oaks Partnership Services, Inc., toll free, at (888) 349-2005.



                                  May 28, 1999